Exhibit 99.2

*LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES AND OTHER NOMINEES*

OFFER TO EXCHANGE

each Issued Ordinary Share of

UBS AG

for

one Registered Ordinary Share

of

UBS Group AG

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS FOR TENDERS OF UBS SHARES HELD IN THE SIS SETTLEMENT SYSTEM OR IN CERTIFICATED FORM RECORDED ON THE SWISS SHARE REGISTER WILL EXPIRE AT 10:00 A.M. NEW YORK CITY TIME (4:00 P.M., SWISS TIME), ON NOVEMBER 11, 2014 (AS SUCH TIME AND DATE MAY BE EXTENDED, THE “SWISS TENDER DEADLINE”), UNLESS THE EXCHANGE OFFER IS EXTENDED.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS FOR TENDERS OF UBS SHARES HELD IN DTC OR DIRECTLY WITH COMPUTERSHARE WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 11, 2014 (AS SUCH TIME AND DATE MAY BE EXTENDED, THE “U.S. EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED.

NO GUARANTEED DELIVERY

The Information Agent for the U.S. Offer is:

Georgeson

480 Washington Blvd.

26th Floor

Jersey City, NJ 07310

Call Toll-Free: +1 (888) 613-9817

Email: UBSinfoagent@georgeson.com

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

UBS AG (“UBS”) proposes to its shareholders to establish a new holding company, UBS Group AG (“UBS Group”). To implement this proposal, UBS Group, a wholly owned subsidiary of UBS, is conducting an exchange offer (the “Exchange Offer”) to acquire any and all issued ordinary shares of UBS (“UBS Shares”) in exchange for registered shares of UBS Group (“UBS Group Shares”).

Under the terms of the Exchange Offer, every UBS Share validly tendered in, and not withdrawn from, the Exchange Offer will be exchanged for one UBS Group Share. The Exchange Offer is comprised of separate offers (respectively, the “U.S. Offer” and the “Swiss Offer”). The U.S. Offer is made upon the terms and subject to the conditions set forth in the enclosed Offer to Exchange/Prospectus, dated                 , 2014 (the “U.S. Offer Prospectus”). The Swiss Offer is being made to all holders of UBS Shares, wherever located, in accordance with local laws, regulations and restrictions, pursuant to separate offer documentation.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS FOR TENDERS OF UBS SHARES HELD IN THE SIS SETTLEMENT SYSTEM OR IN CERTIFICATED FORM RECORDED ON THE SWISS SHARE REGISTER WILL EXPIRE AT 10:00 A.M. NEW YORK CITY TIME (4:00 P.M., SWISS TIME), ON NOVEMBER 11, 2014 (AS SUCH TIME AND DATE MAY BE EXTENDED, THE “SWISS TENDER DEADLINE”), UNLESS THE EXCHANGE OFFER IS EXTENDED.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS FOR TENDERS OF UBS SHARES HELD IN DTC OR DIRECTLY WITH COMPUTERSHARE WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 11, 2014 (AS SUCH TIME AND DATE MAY BE EXTENDED, THE “U.S. EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED.

Please furnish copies of the enclosed materials to those of your clients located in the United States for whose accounts you hold UBS Shares. Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The U.S. Offer Prospectus, dated , 2014;

2.	The letter of transmittal for use in accepting the U.S. Offer and tendering UBS Shares; and

3.	A printed form of letter which may be sent to your clients located in the United States for whose accounts you hold UBS Shares, with space provided for obtaining such client’s instructions with regard to the U.S. Offer.

Please note the following:

1.	Exchange Agents:

UBS Group has appointed Computershare as U.S. Share Exchange Agent for the Exchange Offer. Computershare has been appointed to administer the exchange of UBS Shares held through DTC or directly with Computershare.

UBS Group has also appointed UBS AG as Swiss Share Exchange Agent for the Exchange Offer. UBS AG has been appointed to administer the exchange of UBS Shares held through the SIS Settlement System or in certificated form recorded on the Swiss share register.

2.	Information Agent and Dealer-Manager:

UBS Group has appointed Georgeson as Information Agent and UBS Securities LLC as Dealer Manager for the U.S. Offer.

Any questions you may have with respect to the ways in which UBS Shares may be tendered in the U.S. Offer should be directed to the Information Agent at 1 (888) 613-9817.

3.	Procedures for Tendering:

For UBS Shares held through The Depository Trust Company (“DTC”) to be validly tendered in the U.S. Offer, the holder thereof will need to (i) send an Agent’s Message to the U.S. Share Exchange Agent, and (ii) transfer the UBS Shares being tendered by book-entry transfer in DTC to the U.S. Share Exchange Agent in accordance with the instructions set forth in the U.S. Offer Prospectus and the related Letter of Transmittal.

For UBS Shares held in the form of one or more share certificates directly with Computershare to be validly tendered in the U.S. Offer, the holder thereof will need to deliver the Letter of Transmittal, properly completed and duly executed, with signature guarantees from an eligible guarantor institution, such as a bank, savings and loan association or brokerage house participating in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchanges Medallion Program, if required pursuant to the terms of the Letter of Transmittal, together with the certificate(s) evidencing the holder’s UBS Shares, to the U.S. Share Exchange Agent.

For UBS Shares held in uncertificated form in direct registration with Computershare to be validly tendered in the U.S. Offer, the holder thereof will need to deliver the Letter of Transmittal, properly completed and duly executed, with signature guarantees from an eligible guarantor institution (as described above), if applicable, to the U.S. Share Exchange Agent.

Please note that UBS Group will not issue UBS Group Shares in the form of physical share certificates. As a result, if a holder who holds his or her UBS Shares in the form of one or more share certificates tenders his or her UBS Shares in accordance with the procedures summarized above and described in the U.S. Offer Prospectus, he or she will receive UBS Group Shares in uncertificated form in direct registration with Computershare.

We refer you to the U.S. Offer Prospectus for information on the applicable procedures to tender UBS Shares held in the SIS Settlement System or in physical form recorded on the Swiss share register. See “The Exchange Offer—Procedure for Tendering” in the U.S. Offer Prospectus.

4.	Conditions to the Exchange Offer:

The Exchange Offer is conditioned upon satisfaction or waiver of the conditions set forth in the U.S. Offer Prospectus under the caption “The Exchange Offer—Terms of the Exchange Offer—Conditions to the Exchange Offer,” including the condition that UBS Shares that have been validly tendered in and not withdrawn from the Exchange Offer, together with any UBS Shares tendered, or contributed, by UBS to UBS Group or already owned by UBS Group, represent at least 90% of all UBS Shares in issue at the expiration of the initial offer period.

Any inquiries you may have with respect to the U.S. Offer should be addressed to Georgeson, the Information Agent for the U.S. Offer, at 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310, telephone number 1 (888) 613-9817.

Requests for additional copies of the enclosed materials may also be directed to the Information Agent at the above address and telephone number.

                , 2014

Very truly yours,

UBS Group AG

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF UBS GROUP, THE DEALER MANAGER, THE U.S. OR SWISS SHARE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER NOT CONTAINED IN THE U.S. OFFER PROSPECTUS.